UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 26, 2009
__________________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Compensatory Arrangements of Certain Officers

On May 26, 2009, we issued Mark Philip, president, chief executive officer and director, Bruce Beutel, chief scientific officer, Kerry Rea, chief financial officer, and Stephen Kurtz, corporate secretary and director, a warrant to purchase 625,780, 347,650, 243,350 and 225,000 shares, respectively, of our common stock with an exercise price of $0.03 per share, the fair market value consistent with the 2002 stock incentive plan.  The warrant may be exercised any time before May 26, 2019.  The warrant contains a cashless exercise provision permitting the holders, in lieu of paying the exercise price, to surrender a number of shares, including the right to receive shares upon the exercise of the warrant, with a market value equal to the exercise price.  The warrant contains customary adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events with respect to our capital stock. Contemporaneously with such issuance, employee stock options granted to each of such individuals were cancelled. An aggregate of 2,575,325 shares of common stock were issuable upon exercise of such options at a weighted average exercise price of $0.46 per share.

On May 26, 2009 we also issued to two other employees warrants, upon exercise of which 244,730 shares of our common stock would be issuable. The warrants have the same terms as the three executive officers above.

In the aggregate, 1,686,510 shares of our common stock underlie the warrants. The warrants were issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, to induce the warrant holders to continue to provide services to us as we wind down our operations. The form of warrant is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.
Date: June 1, 2009	/s/ Kerry D. Rea Kerry D. Rea Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Form of Warrant Agreement